Exhibit 10.2
                               PURCHASE AGREEMENT

THIS  AGREEMENT  is made this  10th  day of  December,  1999,  by and  between
NUTRIPURE.COM,   (hereinafter   "Buyer")  and   INNOVATIVE   MEDICAL   SERVICES,
(hereinafter "Seller").

WHEREAS,  Seller is the owner,  creator  and current  operator  of that  certain
Internet website known as "Nutripure.com", (hereinafter "website") and has invested its time and resources to creating, assembling and completing the content thereof, and is in the process of completing the web site engine programming and site's links to various search engines, and

WHEREAS, Buyer is desirous of acquiring substantially all of Seller's right, title and interest in and to the website including all past and future progressive development, including the Bergen Brunswig agreement (BBC), Health Notes agreement (HN), Utah Health agreement (UH), Yahoo! Banner/key-word agreement (Yahoo!), Lycos Banner/key-word agreement (Lycos) and AOL Banner/key-word agreement (AOL) for the purpose of operating the site for offering Buyer's products, services and advertisements to the general public, and

WHEREAS, Buyer has contracted on December 9th, 1999, for Seller to complete creation of the website and to thereafter progressively acquire the website for approximately $2,000,000 as outlined herein

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

Buyer will pay Seller the sum of $1,000,000 for all work and expenses completed past and present on the website and upon execution of the BBC contract.

Seller will negotiate and exercise the agreements with BBC, HN and UH by January 31, 2000 in favor of Nutripure.com and, Seller will transfer all right, title and interest to any and all banner and key-word contracts with Yahoo!, Lycos and AOL.

Seller agrees to progressively create two versions of the internet website (per BBC requirements) 1) HTML/ASP version that will comply with BBC's requirements for site design and pass BBC's testing requirements for EDI sale, order, invoicing, fulfillment, shipping and payment procedures and 2) XML version that will import all prior data and comply with BBC's requirements for site design and EDI - sale, order, invoicing, fulfillment, shipping and payment procedures and pass all BBC's testing requirements. And to secure its connection to substantially every available internet search engine.

Seller will complete the "soft launch" of the HTML/ASP version of the Internet website on or before March 1, 2000. and

Seller will complete the "XML" version "re-launch" of the internet website simultaneously with BBC's scheduled "re-launch" of their "XML" version to occur on or before May 1, 2000. and

Buyer will pay Seller the additional sum of $1,000,000 when the "re-launch" is successfully accomplished.

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Seller will complete the "re-launch" of the XML version of the internet  website on or before May 1, 2000.

It is anticipated and agreed to by the parties that IMS will continue to provide services and support including future customized programming to Nutripure.com for which it is agreed that IMS shall be paid an amount in excess of this base agreement. It is further agreed that any modification or addition to this agreement will be by written addendum

NUTRIPURE.COM


By:  /s/ Michael L Krall
     Michael L. Krall, President



By:  /s/ Donna Singer
     Donna Singer, Secretary


INNOVATIVE MEDICAL SERVICES


By:  /s/ Michael L. Krall
     Michael L. Krall, President


By:  /s/ Dennis B. Atchley
     Dennis B. Atchley, Secretary



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